                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                              ____________________


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 5, 1997



                       PEGASUS COMMUNICATIONS CORPORATION
               --------------------------------------------------
               (Exact name of registrant as specified in charter)




            Delaware                   0-21389                51-0374669
         ---------------            -----------            ----------------
         (State or other            (Commission            (I.R.S. Employer
         jurisdiction of            File Number)          Identification No.)
         incorporation)



       c/o Pegasus Communications Management Company, 100 Matsonford Road,
      5 Radnor Corporate Center, Suite 454, Radnor, Pennsylvania    19087
        -------------------------------------------------------------------
               (Address of principal executive offices)        (Zip Code)



         Registrant's telephone number, including area code 610-341-1801



                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)




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Item 5.           Other Events.

                  (a) Acquisition of Digital Television Services, Inc. Pegasus Communications Corporation ("Pegasus" and together with its direct and indirect subsidiaries, the "Company") entered into an agreement in principle (the "Agreement in Principle") dated as of November 5, 1997 to acquire Digital Television Services, Inc. ("DTS"), the second largest independent provider of DIRECTV(R) ("DIRECTV") programming, for approximately 5.5 million shares of Pegasus' Class A Common Stock. DTS' pro forma net debt was approximately $140 million as of September 30, 1997. Upon completion of the DTS Acquisition, DTS will become a wholly owned subsidiary of Pegasus. After giving effect to certain pending DTS acquisitions, DTS serves approximately 120,000 DIRECTV subscribers in ten states in territories consisting of approximately 1.7 million television households (including approximately 440,000 households not served by cable). After giving effect to the DTS Acquisition and certain pending acquisitions, the Company will serve approximately 250,000 DIRECTV subscribers in 33 states in territories consisting of approximately four million television households (including approximately one million households not served by cable).

         The transaction is expected to be completed in the first quarter of 1998 and is subject, among other things, to the execution of a definitive agreement, to the approval of Pegasus' and DTS' Boards of Directors and Pegasus' stockholders, consents from the National Rural Telecommunications Cooperative, DIRECTV, Inc., and DTS' lenders, and other conditions customary in transactions of this nature.

         The Agreement in Principle contemplates the granting of certain registration rights to DTS' stockholders and the execution of a Voting Agreement among Marshall W. Pagon, Pegasus' President and Chief Executive Officer, certain affiliates of Mr. Pagon, and certain stockholders of DTS. The Voting Agreement will provide for an increase in the size of Pegasus' Board of Directors to nine members consisting of three directors appointed by stockholders of DTS, three directors designated by Mr. Pagon, and three independent directors.

                  (b) Sale of New England Cable System. On November 6, 1997, Pegasus Cable Television, Inc., a subsidiary of Pegasus, entered into a letter of intent with Avalon Partners & Associates, LLC ("Avalon") to sell its New England cable systems, which consist of five headends serving 13 towns in Connecticut and Massachusetts. As of September 30, 1997, Pegasus' New England cable systems served approximately 15,350 subscribers. The consideration for the sale will be based upon the twelve month trailing location cash flow of the systems measured as of the month-end prior to closing but not less than $28 million or

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more than $31 million. As of September 30, 1997, Pegasus' New England cable systems had trailing location cash flow of approximately $3.0 million. In addition to being subject to the negotiation of a definitive agreement, consents from regulatory agencies, including local franchise authorities, and the approval of Pegasus' Board of Directors, it is anticipated that the sale will also be subject to conditions customary in transactions of this nature.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PEGASUS COMMUNICATIONS CORPORATION


                                  By/s/ Ted S. Lodge
                                        --------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President


November 12, 1997


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